CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Castle Tandem Fund, a series of PFS Funds, under the headings “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
March 13, 2019